Exhibit 10.4

RESX TECHNOLOGIES

RESX DISTRIBUTOR AGREEMENT

This RESX Distributor Agreement (the “Agreement”) is entered into as of the 1st day of January 2009 (“Effective Date”) between TRX Technology Services, L.P. d/b/a RESX Technologies (“TRX”), a Georgia limited partnership with its principal place of business at 7557 Rambler Road, Suite 1300 Dallas, TX 75231, USA and BCD Travel USA LLC (“Client” or “BCD”), a Georgia limited liability company, having its principal place of business at Six Concourse Parkway, Suite 2400, Atlanta, GA 30328, USA. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. TERM. The initial term of this Agreement shall be three (3) years from the Effective Date. Unless otherwise terminated as stated herein, this Agreement shall automatically renew for successive one year terms.

2. DESCRIPTION OF SERVICES. TRX provides an interactive, automated travel information and reservation service that communicates directly in an application service provider format with the GDS and with other suppliers. Client wishes to distribute and to offer RESX Services to its Customers consistent with the terms and conditions set forth herein. “RESX Services” means the services that Client shall offer its Customers whereby TRX provides access to and Client provides support for Client’s Customers. The RESX Services are more particularly described in Exhibit B.

3. PRICING AND PAYMENT. The fees for the RESX Services provided pursuant to this Agreement are set forth in Exhibit B hereto. Payment terms for the RESX Services are set forth in Exhibit D.

4. RESX SUPPORT PROCEDURES. TRX shall provide support of the RESX Services to Client’s representatives as set forth in Exhibit A and Exhibit G.

5. DISTRIBUTOR CONTRACT. Client shall execute an application service agreement with its Customers containing the minimum terms and conditions as specified in Exhibit C or substantially equivalent language, and not include any terms materially inconsistent with the terms thereof, less protective of TRX’s rights than as provided therein, or otherwise render performance impossible (“Distributor Contract”). Client shall make all executed Distributor Contracts available to TRX, upon reasonable request, so that TRX may monitor Client’s compliance with the terms herein.

6. DEFINED TERMS. Capitalized terms in this Agreement shall have the meanings ascribed to them in Exhibit A, in Section 9 of Exhibit D, or Exhibit G.

7. NOTICE CONTACTS. Notices to either party shall be in conformity with the provisions of Section 8(h) of Exhibit D. Notices to TRX shall be sent to the attention of:

David Cathcart, CFO

2970 Clairmont Road NE, Ste. 300

Atlanta, Georgia 30329

Phone: *

Fax: *

Notices to Client regarding this Agreement shall be sent to the individual named below.

Dixie Akins

Vice President

Six Concourse Parkway, Suite 2400

Atlanta, GA 30328

Phone: *

Fax: *

With a copy to:

Andy Pierce, Esq.

Legal Department

Six Concourse Parkway, Suite 2400

Atlanta, GA 30328

Phone: *

Fax: *

8. ENTIRE AGREEMENT. This Agreement, including the Exhibits, attachments, and/or schedules attached hereto, if any, represents the entire understanding and agreement between the parties with respect to the matters addressed herein, and supersedes any and all previous discussions and communications. No employee or agent of TRX and no distributor for TRX is authorized to make any additional representations or warranties related to the Services provided hereunder. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties. Exhibits to this Agreement include:

EXHIBIT A – ADDITIONAL RESX TERMS AND CONDITIONS

EXHIBIT B – RESX SERVICES AND FEES

EXHIBIT C – DISTRIBUTOR CONTRACT MINIMUM TERMS AND CONDITIONS

EXHIBIT D – TRX GENERAL TERMS AND CONDITIONS

EXHIBIT E – SAMPLE RESX REPORT FORMAT

EXHIBIT F – BETA TESTING TERMS AND CONDITIONS

EXHIBIT G – SERVICE LEVELS AND SUPPORT PROCEDURES

EXHIBIT H – DISASTER RECOVERY PLAN

IN WITNESS WHEREOF, TRX and Client have caused this RESX Distributor Agreement to be executed as of the Effective Date by their duly authorized representatives, and each represents and warrants that it is legally free to enter this Agreement.

ACCEPTED: TRX TECHNOLOGY SERVICES, L.P.	ACCEPTED: BCD Travel USA LLC

/s/ David D. Cathcart	/s/ Danny B. Hood
SIGNATURE	SIGNATURE

David D. Cathcart	Danny B. Hood
NAME	NAME

CFO	President
TITLE	TITLE

20 May 2009	05/20/09
DATE	DATE

* CONFIDENTIAL TREATMENT REQUESTED

Please send 2 executed originals to the following address for countersignature:

TRX, Inc. c/o Administration Department, 2970 Clairmont Road NE, Ste. 300, Atlanta, Georgia 30329 USA

Phone: +1 404-929-6119; Fax: +1 801-912-7431

EXHIBIT A

ADDITIONAL RESX TERMS AND CONDITIONS

1.	DEFINITIONS.

a. “RESX Profiler Transaction” means any traveler profile change uploaded to a GDS using the RESX Profiler Service.

b. “RESX Transaction” means a unique PNR either created using the RESX Services or a unique PNR imported into the RESX database and modified through the RESX User Interface.

c. “PNR Sync Transaction” means each occasion on which a PNR is imported to the RESX database from a GDS queue using the PNR Sync Service and then subsequently modified. A single PNR may be imported to the database and modified multiple times; the PNR Sync Transaction Fee will be incurred the first time that a PNR is modified.

d. “Web Fare Search” means any air availability call made through the RESX Services that includes checking for an Internet fare. Client’s RESX Services Administrator sets the conditions under which a search for Internet fares occurs.

e. “Web Fare Transaction” means any reservation booked through the RESX Services that is passed to a third party website. The reservation information is retained in the RESX Services in order to build a passive segment in the PNR in the applicable GDS.

f. “Web Services Transaction” means a command sent via the internet to the RESX database or a GDS to retrieve trip, travel, profile or other data using the RESX Web Services.

g. “Booking Builder Transaction” means a command sent via the internet to the RESX database which is passed to Booking Builder and results in the creation of a flight reservation on SWABIZ (Southwest Airlines online corporate booking tool).

h. “Auto-Ticketing Transaction” means each unique PNR booked online or imported into RESX that is ticketed using the Auto-Ticketing functionality.

2.	GRANT OF RIGHTS.

a. Grant of RESX Service Distribution Rights. Conditioned upon Client’s continuing compliance with the terms of this Agreement, TRX grants to Client a worldwide, non-exclusive, non-transferable, and non-assignable limited right to directly promote, market, and resell the RESX Services identified in Exhibit B to its Customers and to use the RESX Services as contemplated by this Agreement, in each case subject to the provisions of this Agreement.

b. Rights to Optional Functionality. From time to time TRX may introduce optional functionality into the RESX Services. TRX may, in its sole discretion, offer such optional functionality to distributors for an additional fee specified by TRX. Client shall be under no obligation to acquire such optional functionality.

c. Right to Private Label the RESX Services. Client shall have the right to display the RESX Services on the

Internet using Client’s own trademarks, trade names, and service marks (“Private Label”) so long as Client: (i) follows all guidelines as they may be set forth by TRX from time to time; and (ii) limits access to the Private Label RESX Services to Client itself and its Customers. All TRX Marks may be removed except that the Private Labeled RESX Services must include the “Powered by RESX” logo (to be provided to Client by TRX) on the Customer login and main screens.

3.	ADDITIONAL DISTRIBUTOR OBLIGATIONS.

a. Marketing. Client shall use commercially reasonable efforts to market the RESX Services to Customers in a manner consistent with the terms of this Agreement, including generating leads, coordinating sales activities, demonstrating the RESX Services to potential Customers, and maintaining communication with TRX. Client shall promptly notify TRX in the event that Client enters into an agreement for the RESX Services with a potential Customer with an expected volume of * or more RESX Transactions per month. Client shall represent the RESX Services fairly and shall make no representations concerning the RESX Services or any related services, which are false, misleading, or inconsistent with those representations made by TRX and as set forth in the marketing material available at www.trx.com. Client shall be solely responsible for all costs and expenses related to the advertising, marketing and promotion of the RESX Services and for performing its obligations hereunder.

b. Reporting. Client shall provide TRX with (i) using the format provided by TRX (substantially similar to Exhibit E), updates of sales of the RESX Services by Client for the prior quarter; (ii) forecasts and projections for sales for the coming quarter; (iii) from an updated listing of its Customer base currently utilizing the RESX Services; (iv) RESX transaction forecasts for the coming quarter; and (v) an updated listing of those Client representatives that have completed RESX certification training. At all times Client shall maintain at least two (2) Client representatives who have completed RESX certification training. Notwithstanding the foregoing, Client shall notify TRX within a reasonable time from Client receiving notification, but in no event later than within ten (10) business days from the date Client is notified, in the event that BCD becomes aware a Customer is expected to discontinue its use of the Services. Client shall take reasonable actions to ensure that procedures are in place to provide notification to TRX in accordance with the provisions of this sub-section (b).

c. Customer Support. Client shall provide Client’s Customers with technical and administrative support for the RESX Services. TRX shall provide support to Client’s certified representatives in accordance with the terms outlined in Exhibit G.

d. Training and Certification. Client shall cause a minimum of two (2) Client representatives to be certified for the administration of the RESX Services as described in Exhibit B. The fees associated with such training, if any, are also set forth in Exhibit B.

* CONFIDENTIAL TREATMENT REQUESTED

2

e. Beta Testing. From time to time, TRX may develop new versions of the RESX Services (“Beta Service”). TRX may request Client’s participation in testing such new versions (“Beta Testing”). Should Client’s participation be requested by TRX and should Client elect to participate in Beta Testing, Client agrees to conform to the terms and conditions of the Beta Testing as stated in Exhibit F attached hereto. Client must signify its agreement to participate in Beta Testing in writing (which may include electronic mail).

4.	RESX SUPPORT.

a. Transaction Processing. The response time of the RESX Services will vary based upon Internet connectivity, individual computer speed, and GDS or other supplier response time. See Exhibit G for system uptime and service levels.

b. Error Correction. In the event Client identifies an error, bug or malfunction in the RESX Services, Client shall use the online problem tracking tool provided by TRX to describe the problem and indicate an assessment of the severity of same. See Exhibit G for service levels and support procedures. TRX shall use reasonable efforts to verify the cause of the problem, and if the error is due to any act or omission of TRX, TRX’s sole obligation shall be to use its reasonable efforts to correct the reported problem.

c. Customization and Development. Upon Client’s request, and in TRX’s reasonable and sole discretion, TRX shall use reasonable efforts to provide customization or development of the Services for Client or Client’s Customers. Prior to commencement of any such effort, the parties will execute a work order containing specifications and cost estimates, based on the then prevailing Customization or Development Fees. Customization or development of the RESX Services may include, but is not limited to, creation of custom log-in pages, consultation regarding administration of the RESX Services, and traveler profile uploads.

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EXHIBIT B

RESX SERVICES AND FEES

RESX is an interactive, automated travel information and reservation service for air, car, hotel bookings and other travel suppliers.

RESX Profiler is an Internet-based application that allows the Client to set a standard traveler profile template, store traveler profiles, and synchronize changes to a Client-specified GDS.

RESX PNR Sync is RESX functionality that allows the Client to import certain offline PNRs to the RESX database without manual intervention. Following confirmation of a reservation, a PNR may be placed in a queue to be imported without manual intervention. The PNR Sync Service is available for use with the Amadeus, Apollo, Galileo, Sabre, and Worldspan GDSs.

RESX Web Fare Service is optional RESX functionality that allows Client’s RESX administrator(s) to create the rules which define the conditions under which a web fare search will launch when end users make travel reservations using the RESX Service.

RESX Web Services is a web-based application that serves as a development tool for the purpose of integrating the RESX Service with Client’s own database, expense reporting system, trip approval process or other applications. To use the RESX Web Services, Client must have a RESX administration account that is configured for such access.

Booking Builder is a web-based application that serves as a stand-alone tool for the purpose of creating flight reservations on SWABIZ, a Southwest Airlines online corporate booking tool. To use the RESX Booking Builder, Client’s RESX administration account must be configured for such access.

RESX Fees	Amount	Payment Terms	Description
RESX * Booking and Profile Management Fee (Note A)	*	*	The RESX * Booking and Profile Management Fee is the * amount due during the term of the Agreement for the RESX Services detailed in this Exhibit.

RESX Transaction Fee	*	*	A RESX Transaction is defined as a unique PNR either created using the RESX Services or a unique PNR imported into the RESX database and modified through the RESX User Interface. RESX bookings generated as a result of testing or troubleshooting will not result in a Transaction fee.

RESX Annual Access Fee (Note B)	*	*	The RESX Annual Access Fee entitles Client to access and use the RESX Services (including Web Services), custom SLA performance including credits to BCD for system downtime as detailed in Exhibit G, Databridge usage, and access to new versions and periodic software updates.

RESX Tiered Pricing Table	*

RESX Tiered Pricing description	*

Note A:

From time to time, either party shall have the right to an * by providing written notice to the other party *. The * may be made by either party as a result of a * of the number of * for the * period ending *. In addition, BCD may request *.

If a party requests a *, the * shall be effective as of the date of the *. The * based on a * shall be calculated as follows:

*

Where * is defined as the * then in effect prior to the * and the * means the * determined by dividing (i) *, by (ii) *. * means 1 minus the * that the * had previously been * or * as a result of a *, it being agreed that the * as of the Effective Date was * initially by * and that therefore the * as of the Effective Date is *. * means the * transactions of the *, such * only to be included if it was a * for the entirety of both * being *. No * shall be made unless the * is * than * (if the *request is made by *), or * than * (if the *request is made by *).

If BCD requests a *, the * shall be effective as of the date of the *. The * based on a * shall be calculated as follows:

*

Where * means the *, such amount to be measured by averaging the sum of all *.

Each party will have the opportunity to make an * in any calendar year and under no circumstances shall the * exceed *. The parties acknowledge and agree that BCD has utilized one of its * for calendar year 2009 that results in an * to the * to * effective as of January 1, 2009. If BCD elects to request both a * and a * in the same *, the * will be treated as *.

True Up: At the end of each contract year, Client shall be entitled to receive a true up such that annual amounts paid to TRX by Client shall not be * for the contract year in question, but not * by the *.

* CONFIDENTIAL TREATMENT REQUESTED

Note B:	For the RESX Annual Access Fee, on or before each anniversary of the Effective Date of this Agreement, BCD may *. For clarity, the RESX Annual Access Fee is separate from and not included in the * Booking and Profile Management Fee.

Note C:	For any *, BCD will incur a * of * per transaction in lieu of the Tiered Pricing Table. Such Fee will be reconciled and billed monthly and will be due within thirty (30) days of invoice date. *

*	*

RESX Profiler-Only Fees	Amount	Payment Terms	Description
RESX Profiler-Only Transaction Fee	*	*	The RESX Profiler-Only Transaction Fee will apply for any Customer using only the RESX Profiler module. A RESX Profiler Transaction is defined as any traveler profile change uploaded to a GDS. For clarity, the RESX Profiler-Only Transaction Fee is separate from and not included in the *Booking and Profile Management Fee.

RESX Profiler-Only * Maintenance Fee	*	*	The RESX Profiler-Only * Maintenance Fee will apply for any Customer using only the RESX Profiler module. The RESX Profiler * Maintenance Fee entitles Client to access and use the RESX Profiler Services. For clarity, the RESX Profiler-Only * Maintenance Fee is separate from and not included in the * Booking and Profile Management Fee.

RESX PNR Sync Fees	Amount	Payment Terms	Description
PNR Sync Implementation Fee	*	*	The PNR Sync Implementation entitles Client to initial access to the PNR Sync Service.

PNR Sync Transaction Fee	*	*	A PNR Sync Transaction is defined as each occasion on which a PNR is imported to the RESX database from a GDS queue using the PNR Sync Service and then subsequently modified. A single PNR may be imported to the database and modified multiple times; however, the PNR Sync Transaction Fee will be incurred only for the first time that a PNR is modified. There is no fee for a PNR that is imported, but never modified. For clarity, the RESX PNR Sync Fees are separate from and not included in the * Booking and Profile Management Fee.

PNR Sync * Access Fee	*	*	The PNR Sync * Access Fee entitles Client to access and use the PNR Sync Service.

* CONFIDENTIAL TREATMENT REQUESTED

PNR Sync Additional Information:

Certain requirements must be met in order to import a PNR using the PNR Sync Service:

*

Please note: The RESX PNR Sync Service involves an upload from one database to another. Some data may not successfully upload through no fault of the PNR Sync Service. In the event of an error, Client’s RESX administrator will need to identify error-based PNRs and resubmit those to the PNR Sync Service for processing.

RESX Web Fare Fees	Amount	Payment Terms	Description
Web Fare Transaction Fee	*	*	A RESX Web Fare Transaction is defined as any reservation booked through the RESX Services that is passed to a third party web site. For clarity, the RESX Web Fare Transaction Fee is separate from and not included in the * Booking and Profile Management Fee.

Web Fare Search Fee	*	*	A Web Fare Search is defined as any air availability call made through the RESX Services that includes checking for an Internet fare. Client’s RESX administrator sets the conditions under which a search for Internet fares occurs. For clarity, the RESX Web Fare Search Fee is separate from and not included in the * Booking and Profile Management Fee.

Booking Builder	Amount	Payment Terms	Description
Booking Builder Implementation Fee	*	*	The Booking Builder Implementation entitles Client to initial access to the Booking Builder Service.

Booking Builder Transaction Fee	*	*	A Booking Builder Transaction is defined as a command sent via the internet to the RESX database which is passed to Booking Builder and results in the creation of a PNR on SWABIZ. For clarity, the RESX Booking Builder Transaction Fee is separate from and not included in the *Booking and Profile Management Fee.

* CONFIDENTIAL TREATMENT REQUESTED

Optional *:

*

Annual * Plan:

The parties will use reasonable efforts to *

Fees related to * and other premium services. TRX will charge no more than an additional * for each additional premium service. Examples of premium services include, without limitation, *. In the event that such premium service costs TRX more than *, TRX shall pass any such increase through to BCD and BCD shall pay such fees directly to TRX.

Conferences

TRX agrees to provide BCD with * to each of its TRX and RESX events. In exchange, BCD agrees to provide TRX with * to its Mindmeld conference.

Additional Services	Amount	Payment Terms	Description
Training	*	Payment is due within thirty (30) days of invoice.	Client is provided a bank of up to * of TRX trainer time for the purposes of developing and conducting WebEx sessions; any unused hours do not roll-over into subsequent years. Any training requested in excess of the * bank shall be charged on an hourly basis.

RESX Administration Certification Class	*	Payment is due within thirty (30) days of invoice	RESX Administration Certification Class provides the knowledge required to configure the RESX Services for specific Client and Customer use. Client representatives may attend at the stated rate. Up to * person per scheduled RESX admin class at * to be conducted at TRX’s Atlanta or Dallas office, or other mutually agreed to facility.

On-site Visit	*	Payment is due within thirty (30) days of invoice	TRX will provide on-site consultation at Client’s request. Client is responsible for reasonable travel expenses in addition to the per-day On-site Visit Fee; provided that all such travel shall be planned and booked by BCD and shall be subject to BCD’s prior written authorization.

Customization – Projects over 100 hours in duration.	*	Payment is due within thirty (30) days of invoice	No customization (as described in Section 4(c) of Exhibit A) will commence prior to the execution of a work order containing mutually agreed specifications. Projects over 100 hours will be billed at *. Materials are defined as any item that must be purchased specifically to fulfill the Project requirements, and any purchase of Materials requires prior written approval by Client.

Other Hourly Services	See below: *	Payment is due within thirty (30) days of invoice. *	Any additional hourly service provided to Client not specifically addressed above. *

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

DISTRIBUTOR CONTRACT MINIMUM TERMS AND CONDITIONS

In accordance with Section 5 of this Agreement, Client is required to execute an agreement with its Customers governing the Customer’s access to and use of the RESX Services. The minimum terms and conditions stated below or terms conceptually the same as the terms stated below are required for use by Client in such agreements with its Customers. While Client is not obligated to utilize the suggested language below, Client may not include any terms that are materially inconsistent with this Exhibit C, that are materially less protective of TRX’s rights, or that otherwise render TRX’s performance under this Agreement impossible.

1. GRANT OF RIGHTS.

a. Right to Use. Upon Customer’s and Distributor’s execution of this agreement, Distributor grants to Customer a nonexclusive, revocable, nontransferable, and nonassignable limited right to use the application services and associated documentation, (“Application Services”), in the conduct of its own business. This agreement is personal to Customer.

b. Reservation of Rights. All rights not specifically granted Customer under this agreement are expressly reserved to Distributor and/or its provider of Application Services (“Provider”). Such Provider shall be, at all times, intended third party beneficiaries to this Agreement. Upon prior written notice to Customer by Distributor, Provider reserves the right, in its sole discretion, to modify, discontinue, add, adapt, or otherwise change any design or specification of the Application Services and/or policies, procedures, and requirements specified in or related hereto. Customer acknowledges that Distributor shall provide Customer’s data to its Provider for the purposes of providing the Application Services.

c. Restrictions. Customer acknowledges and warrants that it shall not itself, and shall not allow any other party to, in any manner or form: (a) use Application Services except as expressly provided for in this Agreement; (b) copy, modify, reproduce, translate, adapt, enhance, disclose, disassemble, decompile, reverse engineer, create derivative works of, divulge, publish, sell, rent, lease, assign, use in a service bureau or time sharing environment, pledge or transfer Application Services, or any modification or derivative work thereof, except as expressly provided for under applicable law; (c) export or re-export Application Services without Distributor’s express prior written consent and full compliance with all applicable US export laws and regulations; (d) demonstrate, operate, or show Application Services to or for any third party; or (e) assign the rights to use Application Services to another party, by operation of law or otherwise. Any attempt to do so shall be void, and this Agreement shall automatically terminate without notice concurrently therewith.

2. PROPRIETARY RIGHT PROTECTION. Distributor will be disclosing to Customer certain confidential and trade secret information in tangible or intangible form, including but not limited to the Application Services, documentation, all adaptations and modifications, all derivative works, and all related information and materials, and all copies (“Proprietary Information”) of Distributor or its Providers. The Proprietary Information has tangible value, is the intellectual property of Distributor or its Providers, and is protected by law, including without limitation United States copyright laws and international treaties. The Proprietary Information is, and remains, Distributor’s or its Providers’ sole and exclusive property. Distributor or its Provider would be irreparably damaged if the Proprietary Information were disclosed without its prior authorization. Therefore, Customer acknowledges and agrees that: (a) Customer will maintain the Proprietary Information in the strictest confidence and will use the Proprietary Information only for the performance of Customer’s rights and obligations under this Agreement; and (b) other than as expressly provided in this Agreement, it shall have no right to copy or reproduce the Proprietary Information, in whole or in part, electronically or otherwise, without the owner’s express prior written permission, and will return any Proprietary Information (and any copies) upon termination of this Agreement. Any breach of this Section 2 by Customer will result in immediate and irreparable injury to Distributor or Provider, who shall be entitled to take whatever action may be necessary, at law or in equity, to preserve the trade secret, confidential, and proprietary nature of the Proprietary Information.

3. NO OBLIGATION TO CORRECT ERRORS. Distributor and its Provider shall use reasonable efforts to verify the cause of any errors in the Application Services reported by Customer, Distributor and Provider’s sole obligation shall be to use reasonable efforts to correct the reported error.

4. WARRANTY DISCLAIMERS. APPLICATION SERVICES ARE PROVIDED “AS IS” WITHOUT, AND DISTRIBUTOR MAKES NO, AND HEREBY DISCLAIMS ALL, WARRANTIES AND REPRESENTATIONS, WHETHER ORAL OR WRITTEN, OR EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE USE, MISUSE, OR INABILITY TO USE APPLICATION SERVICES OR ANY OTHER PRODUCTS OR SERVICES PROVIDED HEREUNDER, THEIR QUALITY OR RELIABILITY, OR THEIR MERCHANTABILITY, TITLE, NONINFRINGEMENT OF THIRD PARTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE.

5. LIABILITY; REMEDY LIMITATIONS. IN NO EVENT SHALL ANY OF DISTRIBUTOR’S PROVIDERS, OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, OR OTHER RELATED PARTIES, BE LIABLE TO CUSTOMER FOR DAMAGES OF ANY KIND OR NATURE OR IN ANY MANNER WHATSOEVER, REGARDLESS OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT OR PRODUCTS LIABILITY, TORT, OR OTHERWISE, AND REGARDLESS OF THE FORM OF DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, PROCUREMENT COSTS OF SUBSTITUTE PRODUCTS, OR LOST PROFITS, SAVINGS, OR GOODWILL, REGARDING THIS AGREEMENT OR RESULTING FROM OR IN CONNECTION WITH DISTRIBUTOR’S PERFORMANCE HEREUNDER OR THE USE, MISUSE, OR INABILITY TO USE APPLICATION SERVICES OR OTHER PRODUCTS OR SERVICES, EVEN IF DISTRIBUTOR OR ANY OF ITS PROVIDERS HAS BEEN NOTIFIED OF THE POSSIBILITY THEREOF. CUSTOMER AGREES TO LOOK SOLELY TO DISTRIBUTOR FOR ITS REMEDIES UNDER THIS AGREEMENT, AND THAT THE LIABILITY LIMITATIONS SET FORTH IN THIS SECTION SHALL SURVIVE TERMINATION OF ITS RELATIONSHIP WITH DISTRIBUTOR AND CONTINUE IN FULL FORCE AND EFFECT DESPITE ANY FAILURE OF AN EXCLUSIVE REMEDY.

6. TERMINATION.

a. Distributor/Customer Contract. Distributor may terminate this Agreement and all rights to use Application Services and possess any related information or material immediately upon Customer’s failure to comply with any material provision of this Agreement. Upon termination of this Agreement, Customer agrees to return to Distributor all materials in any form related to the Proprietary Information, specifically including documentation and all copies thereof; and acknowledges and agrees that its obligations under any provisions which by their content and context are intended to survive termination, including without limitation provisions regarding the protection and security of the Proprietary Information, shall so survive.

b. Distributor/Provider Contract. In the event of termination of the contract between Distributor and Provider that authorizes Distributor to provide the Application Services, Customer agrees that Provider shall continue to process Customer’s transactions for a reasonable time (not to exceed thirty (30) days), or until such time as Customer (1) enters into an agreement with another RESX distributor; (2) contracts directly with the Provider for the provision of Application Services; or (3) provides notice to Provider of its desire to no longer utilize the Application Services.

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EXHIBIT D

TRX GENERAL TERMS AND CONDITIONS

These General Terms and Conditions are incorporated by this reference into the RESX Distributor Agreement to which they are attached.

1. TERMINATION.

a. Termination. Either party may terminate this Agreement and the rights granted herein if the other party breaches any of the provisions of this Agreement and either (i) fails to remedy such breach within forty-five (45) days after receiving written notice thereof, or (ii) provided the breach does not relate to a monetary obligation (in which case TRX may exercise its rights under Section 2(a) of these Terms), fails to (A) commence good faith actions to remedy such breach within five (5) days after receiving written notice thereof, and (B) diligently pursue such actions to conclusion. Either party may terminate this Agreement at the end of the initial term or any renewal term by providing the other party with no less than one hundred-eighty (180) days prior written notice. Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

b. Insolvency. Should either party (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute proceedings to be adjudicated a voluntary bankruptcy; (iv) consent to the filing of a petition of bankruptcy against it; (v) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (vi) seek reorganization under any bankruptcy act; (vii) consent to the filing of a petition seeking such reorganization; or (viii) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

c. Effect of Termination. Upon termination of this Agreement: (1) all rights and licenses granted to Client hereunder shall immediately cease; (2) TRX shall terminate Client’s access to the relevant Services; (3) Client shall immediately cease marketing and use of the Services, in any manner whatsoever, and return all copies of documentation, marketing and other related materials to TRX; and (4) all payments owed to TRX (including all * Access Fees) shall be immediately due and payable.

d. BCD and TRX Obligations Upon Termination. In the event of termination of this Agreement by either party or expiration of this Agreement, TRX will work together with BCD or a designated third party to identify the information, materials and resources BCD should receive in order to effectuate a smooth transition to another provider and to develop an overall plan for transitioning such items to BCD in accordance with the following provisions (collectively, “Termination Assistance”). Without limiting the foregoing, BCD shall continue to have the right use the RESX Services until the Termination Assistance is completed. The terms of this Agreement as they relate to Termination Assistance shall remain in effect until TRX has completed its Termination Assistance. TRX will provide the Termination Assistance described below for a period of no less than * and no more than * per BCD’s written request, except as otherwise agreed by the parties in the Transition Plan. TRX’s obligation to provide Termination Assistance will be conditioned upon BCD paying to TRX all outstanding invoices, * prior to the commencement of the Termination Assistance and will be conditioned upon BCD continuing to pay when due any and all fees due hereunder during the Termination Assistance period. In the case of any pre-payment of fees by BCD, the appropriate pro-rata amount shall be refunded by TRX to BCD. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by TRX during such period. If BCD requests Termination Assistance beyond the available capacity of the TRX on-site staff, such request will be treated as a request for additional services and subsequent to BCD’s pre-approval, BCD will pay the agreed upon charge for such additional services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

BCD and TRX will jointly develop a plan (the “Transition Plan”) to effect the orderly transition and migration to BCD or a designated third party from TRX of all Services then being performed or managed by TRX under this Agreement (the “Termination Transition”). The Transition Plan will set forth the tasks to be performed by BCD and TRX, the time for completing such tasks and the criteria for declaring the transition “completed”. The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. TRX will direct the execution of the Transition Plan, unless BCD initiated termination of the Agreement for any reason, in which case BCD will direct the execution of the Transition Plan. The Transition Plan will include the following tasks to be performed by TRX and such other tasks as may be agreed upon by BCD and TRX:

*

d. Survival. Where the context or wording of a section indicates, the terms of this Agreement shall survive its termination, including, without limitation, Sections 1, 2(d), 3, 5, 6, 7 and 8 of this Exhibit D.

2. PRICING AND PAYMENT.

a. Fees. The fees for the Services provided hereunder are set forth in Exhibit B to the Agreement. The * Booking and Profile Management Fees are the minimum amounts due during the term of the Agreement for the Services detailed in Exhibit B. All * Booking and Profile Management Fees are due * in advance, on or before the first of each *. All Annual Access Fees are due annually in advance. Any and all Transaction Fees shall be billed monthly in arrears, and such fees will be due within thirty (30) days of invoice date. All other payments are due within thirty (30) days of receipt of invoice in immediately available U.S. Dollars. Client shall pay interest on all undisputed amounts not paid within two (2) days of date payment was due at the rate of one and one-half percent (1.5%) per month, prorated daily, or the highest lawful rate, if less. TRX has the right to suspend any or all of the Services for non-payment of undisputed amounts upon thirty (30) days written notice.

b. CPI. Beginning 1 January 2010, TRX may, annually during the term of this Agreement, in its reasonable discretion and upon 60 days written notice to Client, increase * the fees by the percentage increase * in the Consumer Price Index for Urban Consumers (CPI-U), as reported by the U.S. Department of Labor, Bureau of Labor Statistics, for the twelve (12) months preceding the notice by TRX of such increase * in fees. In no event shall TRX increase * its fees more than once annually (where such annual period is determined by the anniversary of the Effective Date).

c. GDS Fees. Unless otherwise stated herein, Client shall be responsible for all GDS fees, including but not limited to, scan hits, access, installation and maintenance of one or more GDS lines. The fees in the Exhibit(s) presume no incremental charges by the GDS to TRX for the use of the GDS computer system or network in the provision of the Services. Should the relevant GDS alter its pricing so as to increase TRX’s cost of fulfillment herein (and such change is not caused by a change in the TRX processes or technology), TRX shall increase the Service fees commensurate with the change. If such change is not the result of a process change by TRX, and if the fee increase is greater than * of the then current RESX transaction fee, then the parties shall negotiate in good faith to agree upon a new fee structure.

d. Taxes. The service fees do not include any charge for taxes and Client is solely responsible for paying any and all national, state and local taxes (including any and all export/import taxes and customs duties) attributable to the Services rendered by TRX or any authorized distributor in connection with this Agreement, excluding only taxes based upon the net income of TRX or an authorized distributor.

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3. TRX’S PROPRIETARY RIGHTS; NONDISCLOSURE.

a. TRX Ownership. TRX owns and shall retain all right, title and interest in and to the Intellectual Property Rights in the Services including without limitation all source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries and inventions, including without limitation any modifications, improvements or derivative works thereof and all works of authorship created, invented, reduced to practice, authored, developed, or delivered by TRX or any third-party, either solely or jointly with others, arising from this Agreement or any amendment to it, including without limitation all copies and portions thereto, whether made by or under the direction of TRX or Client (“TRX Intellectual Property”).

b. TRX Intellectual Property Protection. Except as contemplated herein, Client shall not itself nor shall it permit any other party to:

(i) Disassemble, decompile, decrypt, or reverse engineer, or in any way attempt to discover or reproduce source code for any part of the Services; adapt, modify, or prepare derivative works or inventions based on any TRX Proprietary Information; or use any TRX Proprietary Information to create any computer program or other material that performs, replicates or utilizes the same or substantially similar functions as the Services.

(ii) By any means sell, transform, translate, assign, pledge, mortgage, encumber, or otherwise dispose of any TRX Intellectual Property or any of the rights or obligations granted or imposed on Client hereunder. In no event shall this Agreement, or any rights or privileges hereunder, be an asset of Client under any bankruptcy, insolvency, or reorganization proceedings, or in any other manner whatsoever; provided, however, this Agreement and the transactions provided for herein shall be binding upon and inure to the benefit of the parties, their legal representatives, and permitted transferees, successors, and assigns.

c. *

d. Nondisclosure.

(i) The provisions of this Section 3(d) shall supersede and override any nondisclosure agreement between the parties, but only as related to delivery of the Services.

(ii) Client acknowledges that the source code that underlies the Services is a Trade Secret owned by TRX. TRX acknowledges that Customer Data is Proprietary Information of Client or its Customer. Each party agrees with the other (i) to hold the Proprietary Information in the strictest confidence; (ii) not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third-party, subject to the provisions of subsection (iv) below; (iii) not to make use of the Proprietary Information other than for the permitted purposes under of this Agreement; and (iv) to disclose the Proprietary Information only to their respective representatives requiring such material for effective performance of this Agreement and who have undertaken an obligation of confidentiality and limitation of use consistent with this Agreement. Proprietary Information shall not include information which (1) is already known to the receiving party free of any restriction at the time it is obtained from the disclosing party; (2) is subsequently learned from an independent third-party free of any restriction and without breach of this Agreement, (3) is or becomes publicly available through no wrongful act of either party (4) is independently developed by one party without reference to any Proprietary Information of the other; or (5) is required to be disclosed pursuant to a requirement of a governmental agency or law so long as the parties provide each other with timely written prior notice of such requirements. Each party hereto shall institute internal operating procedures to assure limited access and use of Proprietary Information consistent with this Agreement, and shall exercise due care to monitor and ensure compliance with this Agreement. The nondisclosure and confidentiality obligations set forth in this Section 3(c)(ii) shall survive termination of this Agreement for any reason and shall remain in effect with respect to Trade Secrets for as long as the owner of such information is entitled to protection thereof and with respect to Confidential Information for a period of five (5) years after termination hereof.

e. Acceptable Use. TRX is certified under the U.S. Safe Harbor to the European Data Privacy Directive. Client and TRX shall not, and will not permit others to, engage in activities prohibited by such privacy policy (and will investigate and promptly report to each other any alleged violations thereof), including, without limitation: (i) intentionally accessing data not intended for use in delivering the Services hereunder; (ii) attempting to breach security or authentication measures without proper authorization or interfere with the software systems of either party or Services; (iii) taking any action in order to obtain Services to which Client is not entitled; or (iv) assisting or permitting any persons in engaging in any of the activities described above.

f. Reservation of Rights; Restrictions. No exclusive rights are granted by this Agreement. All rights or licenses not expressly granted to Client herein are reserved to TRX. Client shall not use TRX Proprietary Information, including without limitation, TRX source code, or disassemble the RESX software for the purpose of developing any software program or service substantially similar in functionality to the RESX Services * TRX reserves the right, in its sole discretion and with prior written notice to Client, to modify, discontinue, add, adapt, or otherwise change any design or specification of the Services (so long as any such changes do not result in material or adverse changes to functionality of the RESX Services) and/or TRX’s policies, procedures, and requirements specified in or related hereto.

g. Remedies. The parties acknowledge that, in the event of a breach of Sections 3(a), 3(b), and 3(d) of these Terms, by either party, the other party will likely suffer irreparable damage that cannot be fully remedied by monetary damages. Therefore, both parties agree that either party shall be entitled to seek and obtain injunctive relief against any such breach in any court of competent jurisdiction and terminate this Agreement immediately upon written notice to the other party. The rights of either party under this section shall not in any way be construed to limit or restrict the right to seek or obtain other damages or relief available under this Agreement or applicable law.

4. REPRESENTATION AND WARRANTIES.

a. By TRX. TRX represents and warrants that (i) it has all necessary rights, licenses and approvals required to perform its obligations hereunder, and to operate and provide the Services in accordance with this Agreement; (ii) TRX’s performance hereunder will be rendered using sound, professional practices in accordance with industry practices; (iii) the software and Services provided hereunder will be provided in accordance with their applicable specifications, documentation and service levels herein; (iv) TRX’s obligations are not in conflict with any other TRX obligations or agreement (in writing or otherwise) with any third-party; (v) TRX will comply with all applicable foreign, federal, state and local laws, rules and regulations in the performance of its obligations hereunder; (vi) TRX is certified to be compliant with PCI requirements. TRX will remain PCI compliant during the term of this Agreement.

b. By Client. Client represents and warrants (i) it has all necessary rights, licenses and approvals required to perform its obligations hereunder; (ii) Client’s obligations are not in conflict with any other Client obligations or agreement (in writing or otherwise) with any third-party; and (iii) Client will comply with all applicable foreign, federal, state and local laws, rules and regulations in the performance of its obligations hereunder.

c. *

d. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4, TRX MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE SERVICES, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, INFRINGEMENT, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. TRX DOES NOT WARRANT THAT ALL ERRORS CAN OR WILL BE CORRECTED OR THAT THE SERVICES WILL OPERATE WITHOUT ERROR.

* CONFIDENTIAL TREATMENT REQUESTED

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e. TRX shall, at its own expense, procure and maintain public, product and professional liability insurance in the amount of no less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate, covering, among other things, damages for property and bodily injury, including death, that may arise from its performance under this Agreement. TRX shall also, at its own expense, procure and maintain Worker’s Compensation/employers liability Insurance covering its employees as required by law. Certificates evidencing the insurance required hereunder shall be provided to BCD upon request.

5. INDEMNITY AND LIMITATION OF LIABILITY.

a. By TRX. TRX agrees to defend, indemnify, and hold harmless Client, and its directors, officers, employees, and agents from and against any and all third-party claims, demands, and liabilities, including reasonable attorneys fees, resulting from or arising out of: (i) the Services provided under this Agreement actually or allegedly infringing or violating any patents, copyrights, trade secrets, licenses, or other intellectual property rights of a third-party; (ii) any breach of TRX’s representations and warranties in this Agreement; or (iii) TRX’s failure to comply with TRX’s obligations under any and all laws, rules or regulations applicable to TRX or the Services provided under this Agreement.

b. By Client. Client agrees to defend, indemnify, and hold harmless TRX, TRX Affiliates, and each of their respective directors, officers, employees, and agents from and against any and all third-party claims, demands, and liabilities, including reasonable attorneys fees, resulting from or arising out of: (i) any breach of Client’s representations and warranties in this Agreement; or (ii) Client’s failure to comply with Client’s obligations under any and all laws, rules or regulations applicable to Client under this Agreement, except to the extent such violation arises out of TRX’s obligations hereunder.

c. Procedure. A party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim for indemnification, provided, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure). The Indemnified Party shall tender sole defense and control of such claim to the Indemnifying Party. The Indemnified Party shall, if requested by the Indemnifying Party, give reasonable assistance to the Indemnifying Party in defense of any claim. The Indemnifying Party shall reimburse the Indemnified Party for any reasonable legal expenses directly incurred from providing such assistance as such expenses are incurred. The Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim only with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnified Party may withhold its consent if any such judgment or settlement imposes an unreimbursed monetary or continuing non-monetary obligation on such Party or does not include an unconditional release of that Party and its Affiliates from all liability in respect of claims that are the subject matter of the indemnified claim.

d. Limitation of Liability. THE PARTIES AGREE THAT EACH PARTY’S RESPECTIVE LIABILITY (UNDER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) IF ANY, FOR ANY DAMAGES RELATED TO THIS AGREEMENT SHALL BE FOR ACTUAL DAMAGES INCURRED AND SHALL NOT EXCEED THE FEES PAID BY CLIENT UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, EVEN IF ADVISED OF THE LIKELIHOOD OF THE OCCURRENCE OF SUCH DAMAGES. THE LIMITATIONS OF THIS PARAGRAPH SHALL NOT APPLY TO EITHER PARTY’S BREACH OF CONFIDENTIALITY UNDER THIS AGREEMENT OR TO TRX’S LIABILITY UNDER SECTION 5(a) OR TO BCD’S LIABILITY UNDER SECTION 5(b).

e. Web Fare Functionality Special Terms. TRX SHALL NOT BE LIABLE TO CLIENT FOR DAMAGES OF ANY KIND SUFFERED BY CLIENT AS A RESULT OF CLIENT’S USE OF THE WEB FARE FUNCTIONALITY PROVIDED HEREUNDER,

INCLUDING, WITHOUT LIMITATION, ANY CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS BROUGHT AGAINST CLIENT BY ANY THIRD PARTY (OTHER THAN CLAIMS OF INFRINGEMENT OR VIOLATION OF PROPRIETARY RIGHTS MADE BY THE PROVIDER OF THE WEB FARE FUNCTIONALITY TO THE EXTENT EITHER CLIENT OR TRX DOES NOT HAVE THE RIGHT TO USE SUCH WEB FARE FUNCTIONALITY); CLIENT EXPRESSLY ACKNOWLEDGES THAT IN NO EVENT SHALL TRX INDEMNIFY CLIENT FOR ANY SUCH THIRD PARTY CLAIMS WHATSOEVER. CLIENT IS AWARE THAT OPERATION OF THE WEB FARE FUNCTIONALITY IS PROVIDED BY A THIRD PARTY AND IS DEPENDENT UPON TRX’S ABILITY TO ACCESS THE PROPRIETARY INTERNET SITES OF THIRD PARTIES. IN NO EVENT SHALL TRX BE LIABLE TO CLIENT IN THE EVENT THAT A PORTION OR ALL OF THE WEB FARE FUNCTIONALITY BECOMES UNAVAILABLE TO CLIENT DUE TO CAUSES BEYOND THE CONTROL OF TRX INCLUDING, WITHOUT LIMITATION, UNAVAILABILITY CAUSED BY THE REQUEST OR ACTION OF THIRD PARTIES, TRX’S INABILITY THROUGH REASONABLE COMMERCIAL EFFORT (FUNCTIONALLY, BY FORCE OF LAW OR BY THREAT OF LEGAL ACTION) TO ACCESS CERTAIN PROPRIETARY INTERNET SITES OF THIRD PARTIES OR DOWNTIME, WHETHER OR NOT SCHEDULED, OF THIRD PARTY INTERNET SITES. IN THE EVENT OF SUCH UNAVAILABILITY, TRX SHALL HAVE THE RIGHT, IN TRX’S SOLE DISCRETION, TO SUSPEND OR TERMINATE CLIENT ACCESS TO THE WEB FARE FUNCTIONALITY, IN WHOLE OR IN PART, IMMEDIATELY AND WITHOUT PENALTY. TERMINATION OR SUSPENSION OF THE WEB FARE FUNCTIONALITY DOES NOT CONSTITUTE TERMINATION OF THIS AGREEMENT.

i. No TRX Liability. TRX will not be liable to Client for any claim or defect arising from or based upon (i) any alteration or modification of the Services by Client; or (ii) the compilation of Customer Data and submission to Client to the extent such compilation and submission are conducted in accordance with Client’s instructions and the terms hereof; or (iii) except with respect to TRX’s obligation to maintain at all times during the term of this Agreement all of the rights necessary to provide the Services and perform all of its obligations hereunder, any other cause beyond the control of TRX or its Affiliates.

6. NON-SOLICITATION. The parties agree that during the term of this Agreement, and for individual employees for * after termination or resignation of such employee if such employee has been terminated or has resigned, neither party shall directly recruit or actively solicit (excluding general hiring solicitations geared to the general public) any employee of the other party without the prior written consent of the other party. *

7. DISPUTE RESOLUTION.

a. Informal Resolution. The parties shall make all reasonable efforts to resolve disputes without resorting to litigation. If a dispute arises, the parties shall attempt to reach an amicable resolution. If the parties are unable to reach an amicable resolution and either BCD’s or Client’s management representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, then prior to either party pursuing any available legal remedies, the dispute shall be submitted in writing by such party to *, or another mutually agreed to mediator if he is unavailable, (hereafter “the Mediator”) with a copy of such submission to the other party. The other party shall have five (5) business days to respond in writing to such submission, unless a different time period is agreed to in writing by the parties. At the end of such response period, the Mediator shall determine jointly with the parties whether a formal mediation is required and whether any decision by the Mediator under this Section shall be binding. If no formal mediation is required, then the Mediator shall issue his decision in writing. If a formal mediation is required, then the parties will enter into a mediation agreement with the Mediator indicating the scope of the mediation and the decisions to be made in the mediation. All costs and expenses of the Mediator in the fulfillment of the provisions of this Section shall be equally split between the parties, unless otherwise agreed in any mediation agreement entered into by the parties with respect to a specific dispute. In the event that the parties have agreed that the mediation is non-binding, then on issuance of the Mediator’s final written decision, either party shall be free to pursue all other available legal remedies. *

* CONFIDENTIAL TREATMENT REQUESTED

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8. GENERAL.

a. Entire Agreement. This Agreement, including these Terms, the Exhibits, attachments, and schedules attached hereto, if any, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications, in each case with respect to the subject matter herein. No employee or agent of TRX and no distributor for TRX is authorized to make any additional representations or warranties related to the Services provided hereunder. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

b. Assignment. Neither party may assign this Agreement without the written consent of the other party, except that either party may assign this Agreement to any affiliate of such party. without such consent. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

c. Governing Law. This Agreement is to be interpreted in accordance with the laws of the State of Georgia without regard to its conflicts of laws. Neither the United Nations Convention on the International Sale of Goods, nor the Uniform Computer Information Transactions Act shall apply to this Agreement.

d. Headings. Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

e. Waiver. The failure of TRX at any time to require performance by Client of any provision hereof is not to affect in any way the full rights of TRX to require such performance at any time thereafter, nor is the waiver by TRX of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach. No waiver shall be effective unless made in writing.

f. Independent Contractors. The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between TRX and Client.

g. Severability. If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

h. Notices. Any notice given pursuant to this Agreement shall be given in writing and shall be delivered either by hand, by nationally recognized overnight courier, fees pre-paid by sender, or by facsimile (with confirmation copy sent by U.S. Mail) to the addresses appearing at the beginning of this Agreement, or as changed through written notice to the other party. Notices shall be deemed delivered upon the earlier of actual receipt or three (3) days after deposit of such notice, properly addressed and delivery fees paid, with the overnight courier, or at the time of delivery by facsimile if such delivery is made by 5:00 o’clock p.m. and, if not, as of 8:00 o’clock a.m. on the next following business day.

i. Use of Name and Logo. Client consents to TRX’s use of its name and logo for the purposes of press releases and TRX’s client list (which may be published on its website, and in hard copy materials, or displayed in TRX facilities). Client may use the TRX name and logo for purposes contemplated in this Agreement.

j. Responsibility for all Fees. Client shall be responsible for all GDS fees, including but not limited to, scan hits, access, installation and maintenance of a GDS line(s).

k. Use of Subcontractors. TRX may not subcontract the provision of the RESX Services under this Agreement without Client’s advance written consent.

l. Force Majeure. No party shall be liable for failure to perform or delay in performing all or any part of its obligations under this Agreement to the extent that such failure or delay is due to any cause or circumstance reasonably beyond the control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, strike or other labor dispute, acts of terrorism, government requirement, or civil or military authority. The party affected by such an event shall promptly notify the other party in writing. The party so affected shall take reasonable steps to resume performance with the least possible delay.

m. Securities. Client acknowledges that TRX’s common stock is publicly traded on the Nasdaq National Market. Client further acknowledges that (i) it is aware that the United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) it is familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder to the extent they relate to the matters referred to in this Agreement. Client agrees that it will not use or permit any third party to use any Confidential Information of TRX in contravention of the United States securities laws including, without limitation, the Exchange Act or any rules and regulations promulgated thereunder.

n. U.S. Export Compliance. The Services contain technical data and are therefore subject to United States export control regulations. Client shall obtain at its expense all necessary licenses, permits and regulatory approvals required by any and all governmental authorities and agencies having jurisdiction over the export and re-export of technical data.

o. Technology Review/*

p. Audit Rights. BCD shall have the right to audit (or have audited), no more than once annually, the books and records of TRX relating to the amounts invoiced to BCD hereunder for the purpose of verifying the amounts due and payable hereunder upon at least thirty (30) business days notice to TRX. The cost of such an audit shall be borne by BCD; however, TRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than * percent * of the amount which was actually due for the period being audited. BCD shall, and shall require its third party auditors to, comply with TRX’s security and facility policies at all times during the audit. In no event shall any third party auditor be a competitor of TRX, as determined in TRX’s sole discretion.

9. DEFINITIONS.

The terms defined in this Section 9 shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Section 9 shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear in this Section 9 and elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement.

a. “Affiliates” means any entity (i) that controls a party; (ii) that is controlled by a party; or (iii) that is under common control with an entity that also controls a party. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

b. “Affiliated Entities” means when used with respect to BCD, an Affiliate of BCD, or any network partner of BCD. Affiliated Entities does not include the BCD Travel Americas affiliate program, since that program is governed by a separate RESX agreement.

c. “Confidential Information” means nonpublic proprietary information other than Trade Secrets, of value to its owner, and any data or information defined as a Trade Secret but which is determined by a court of competent jurisdiction not to be trade secret under applicable law.

d. “Customer” means entities that contract directly with Client to receive any of the Services, and includes Affiliated Entities.

e. “Customer Data” means any traveler profile information, passenger name record data, end user profile data, and information

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about Customer activity, and summaries thereof, generated, developed or created by the interaction with and use of the Services, and all other information about the user(s) of the Services that is provided directly by a Customer or end user, or that is generated by a Client’s use or provision of the Services.

f. “GDS” means a computer system or network used to review and make travel-related reservations.

g. “Intellectual Property Rights” means any and all now known or hereafter known tangible and intangible worldwide patents, copyrights, moral rights, trademarks, Trade Secrets, Confidential Information or other intellectual property rights, whether arising by operation of law, contract, license, or otherwise, and all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in the foregoing).

h. “Marks” means all proprietary trademarks, service marks, trade names, logos, and symbols used to denote either party’s products and services.

i. “Fees” means any or all of the following as the context of use indicates or any other fee specified elsewhere in this Agreement:

(i) “Additional Services Fee” means certain fees such as training and other support associated with additional Services;

(ii) “Customization Fee” means the hourly fee assessed by TRX for Client requested modifications to the Services;

(iii) “Implementation Fee” means the fee associated with TRX’s preparation to deliver the Services;

(iv) “* Booking and Profile Management Fee” means those fees that Client is to prepay monthly for continuing access to and use of the Services;

(v) “Transaction Fee” means the fee that is assessed for each individual transaction that is part of the Services.

j. “PNR” means passenger name record.

k. “Proprietary Information” means, collectively and without regard to form, any third-party information that either party has agreed to treat as confidential, and information regulated by state or federal law concerning disclosure or use, Confidential Information, and Trade Secrets.

l. “Services” means those services to be provided by TRX to Client hereunder which are described in the Services Agreement to which these Terms are attached.

m. “Services Agreement” or “Distributor Agreement” or “Agreement” means the agreement describing the Services to be performed hereunder and the rights and obligations of the parties to which these Terms are attached and into which these Terms are incorporated.

n. “Terms” means these General Terms and Conditions.

o. “Trade Secrets” means information that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

SAMPLE RESX REPORT FORMAT

Current Quarter Expected RESX Sales Report

Client Name:

RESX Sales Expected to Close Between	and

Please complete the information below for those potential RESX sales that are expected to close in the upcoming calendar quarter and insert the appropriate dates in the spaces above.

Account Name	Annual ARC Volume (Millions)	GDS	Implementation Date	Number of Profiles	Estimated Number of Actual Travelers	Converting from another tool? (Y/N) & % Usage	Usage Mandate? (Y/N)	RESX (Y/N)	Profiler (Y/N)

EXHIBIT F

BETA TESTING TERMS AND CONDITIONS

In accordance with Section 3(e) of Exhibit A, in the event Client’s participation is requested by TRX, and Client agrees to participate in Beta Testing, Client agrees to comply with and be bound by the terms and conditions below relating to each Release tested.

1. BACKGROUND. TRX has developed a new version of its interactive automated travel information and reservation service, (such service, along with any corrections or updates, and any related documentation, is referred to as the “Release”). Client wishes to evaluate the Release, and TRX desires to make the Release available to Client subject to the following terms and conditions.

2. SERVICE; LICENSE. TRX will provide Client with access to the Release for a limited number of users solely for testing the Release. The service is provided without obligation of any payments by Client. Subject to compliance with the terms of this Exhibit F, TRX grants to Client a limited license to use the Release solely for the purposes of testing the Release. TRX reserves all rights not expressly granted in this Exhibit.

3. TERM AND TERMINATION. The service will commence on the start date specified by TRX and shall continue in full force and effect until the end date specified by TRX (the “Testing Period”) unless earlier terminated, as provided in this Section 3. Beta Testing may be terminated immediately at any time with two (2) business days notice by either party or immediately by TRX for the breach by Client of this Agreement. Upon termination of Beta Testing for any reason, TRX shall immediately terminate Client’s access to the Release.

4. RESPONSIBILITIES OF CLIENT. Client is responsible for ensuring that the physical environment, including necessary hardware equipment, is available for operation and testing of the Release. For the duration of the Testing Period, a minimum of one Client representative will provide TRX with feedback regarding the Release, its usability and features, errors, and any other data requested by TRX or identified by Client through use and testing of the Release by Client during regularly scheduled conference calls. Client will also provide troubleshooting and debugging assistance, if requested and instructed in such assistance by TRX. Client will control and limit or cause to be controlled and limited the use of the Release for the specific purposes authorized in Section 2.

5. WARRANTY DISCLAIMER. CLIENT ACKNOWLEDGES AND AGREES THAT THE RELEASE IS PROVIDED “AS IS.” TRX MAKES NO EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS TO CLIENT WITH RESPECT TO THE RELEASE, THE DOCUMENTATION THEREOF, ANY OTHER SERVICES PROVIDED HEREUNDER OR OTHERWISE REGARDING THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF NONINFRINGEMENT, AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, CLIENT ACKNOWLEDGES THAT THE RELEASE IS AN EXPERIMENTAL PRODUCT, CONTAINS ERRORS AND NON-CONFORMITIES AND THAT TRX DOES NOT WARRANT THE QUALITY OR ACCURACY OF THE SERVICE OR OUTPUTS OF THE RELEASE IN ANY MANNER WHATSOEVER.

6. LIMITATION OF LIABILITY. Neither TRX nor its affiliates, and their officers, directors, shareholders, employees or representatives shall have any liability to Client or any other party,

whether in contract, tort, or negligence, for any claim, loss, or damage, including but not limited to lost profits or systems interruption or damage, business interruption, or for any direct, indirect, special, incidental, or consequential damages of any kind or nature whatsoever arising out of or in connection with Client’s use of or inability to use the Release. Without limiting the foregoing, Client agrees that neither TRX nor any of its officers, directors, agents, or employees shall have any liability for errors or omissions in the Release or output of the Release, including, without limitation, whether such errors or omissions are caused by errors or inaccuracies in the inputs to the Release, in the storage or access of such data by the Release, in the display or performance of such data, or otherwise. Client acknowledges and agrees that (i) the Release may or may not represent a commercial release to be offered now or in the future by TRX, (ii) TRX is under no obligation to incorporate any changes, suggestions, or comments made by Client into the Release, and (iii) Client waives any and all proprietary right or interest in any information, ideas, changes, suggestions, or comments communicated by Client to TRX and assigns to TRX any and all rights therein.

6. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a) Client acknowledges that the Release and all documentation thereof are commercially valuable, proprietary products of TRX, the design and development of which reflect the effort of skilled development experts, the investment of considerable time and money. The Release also contains Trade Secrets and Confidential Information. For purposes of this Agreement, “Trade Secrets” means information of TRX, regardless of form, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; “Confidential Information” means information of TRX, other than Trade Secrets, that is of value to its owner and is treated as confidential; and “Proprietary Information” means Trade Secrets and Confidential Information.

(b) Client agrees to hold the Proprietary Information in confidence and not to, directly or indirectly, copy, reproduce, distribute, transmit, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third party, or utilize the Proprietary Information for any purpose whatsoever other than as expressly contemplated by this Agreement. Only Client is authorized to access and use the Release. With regard to the Trade Secrets, this obligation shall continue for so long as such information constitutes a trade secret under applicable law. With regard to the Confidential Information, this obligation shall continue for the term of the license to the Release and for a period of five (5) years thereafter.

7. INJUNCTIVE RELIEF. Client agrees that any violation or threat of violation of this Agreement hereof will result in irreparable harm to TRX, for which damages would be an inadequate remedy. In addition to any rights and remedies otherwise available at law, TRX shall be entitled to equitable relief to prevent any unauthorized use or disclosure, and to such other and further equitable relief as may be deemed proper under the circumstances.

15

EXHIBIT G

SERVICE LEVELS AND SUPPORT PROCEDURES

A.	Definitions for purposes of this Exhibit G:

•	Notification – Notification is defined as group e-mail, voicemail or a voice-to-voice contact for confirmation. Notification of all system outages will be made via voice-to-voice contact.

•

Authorized Representatives – Authorized Representatives are BCD staff members who have the authority to approve any specifics outlined in this document. BCD will provide TRX with a list of Authorized Representatives.

•	TRX Data Center – The systems in place at TRX, or at a TRX designated location, in which TRX provides access to TRX Services to BCD and its Customers.

•	RESX Support Desk – The systems in place at TRX, or at a TRX designated location, which provide various support services to BCD and its Customers.

•	* – The web-based CRM (customer relationship management) tool used by BCD to submit questions and issues to RESX support desk for research and resolution.

•	RBH – Regular business hours.

•	OBH – Outside regular business hours.

B.	Hours of Operation (Central Time Zone)

The RESX Support Desk is staffed * Central Time, Monday through Friday, excluding major holidays. Major Holidays are defined as the actual day of the Holiday or the official day observed in lieu of: New Years Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, and Christmas Day.

The TRX Data Center * is monitored *, including Major Holidays.

C.	Business Continuity

•	System back-ups will be performed on a * basis. All information required to restore the system in case of total failure will be stored *.

•	For RESX, in the event of a system failure (including database failure), the redundant system must be activated and operational within *.

•	TRX will maintain excess server capacity and will manage server outages via the use of these redundant servers on a real-time basis.

Components monitored to evaluate capacity:

•	*

•	TRX will maintain *.

•

In the event of an outage, TRX will take the appropriate actions relative to the extent of the outage, up to and including the Disaster Recovery Plan. See Exhibit H, which shall be updated from time to time at TRX’s sole discretion. TRX agrees to comply with its obligations and commitments contained in the Disaster Recovery Plan. *

D.	Escalation and Performance Standards

1.	System Performance

Severity 1 (“S1”) is defined as an issue causing complete loss of Services.

The issue has one or more of the following characteristics:

*

Resolution Timeframe for Severity 1 Issues:

*

Severity 2 (“S2”) is defined as an issue that causes an internal error, or incorrect behavior causing severe loss of service. No customer acceptable workaround is available; however, operations can continue in a restricted fashion. The issue has one or more of the following characteristics:

*

Examples may include, but are not limited to:

*

* CONFIDENTIAL TREATMENT REQUESTED

Resolution Timeframe for Severity 2 Issues:

*

Service Request Standards (bugs and defects)

Critical – Priority 1 (P1): Service requests falling in this category will require an immediate fix. No work-around is available. Updates will be communicated at a mutually agreed upon frequency. The issue has one or more of the following characteristics:

*

Examples may include but are not limited to:

*

Resolution Timeframe for Critical Service Requests:

*

High – Priority 2 (P2): For service requests falling in this category, a work-around is available but is not viable or intuitive for users or administrators. The issue has one or more of the following characteristics:

*

Examples may include but are not limited to:

*

Resolution Timeframe for High Service Requests:

*

Medium – Priority 3 (P3): For service requests falling in this category a work-around is available and is viable for users and administrators. The issue has one or more of the following characteristics:

*

Examples may include but are not limited to:

*

Resolution Timeframe for Medium Service Requests:

*

Low – Priority 4 (P4): For service requests falling into this category no work-around is required. These service requests typically highlight minor issues that do not impact the customer’s ability to use the application.

*

Examples may include but are not limited to:

*

Resolution Timeframe for Low Service Requests:

*

Feature Requests – Priority 5 (P5): Feature Requests can be made for new or enhanced functionality. These service requests typically highlight additional services and do not impact customers’ ability to use the application. This issue has one or more of the following characteristics:

*

2.	System Uptime

•

Notification of scheduled downtime or maintenance will be provided to BCD no less than * prior to occurrence. This includes any maintenance on non-BCD accessed equipment that may impact BCD Customers in any way.

•

Any scheduled maintenance will be performed from * or between * on Monday through Friday unless otherwise agreed to by the parties. Scheduled maintenance that occurs on a weekday will have duration of no more than *. Scheduled maintenance requiring downtime of more than * will occur on weekends.

•	TRX will provide a * report of scheduled downtime.

•	TRX will continuously monitor all applications and all support infrastructure including networks, servers, etc. to ensure quality of processes.

•	TRX will be responsible for monitoring system utilization and load. *. When TRX Data Center system capacity reaches *.

•

TRX will perform regularly-scheduled database maintenance to ensure optimal performance and to eliminate database errors. Upon request, TRX will provide to BCD documentation of the maintenance schedule.

•	*

•	TRX will provide a monthly uptime of * excluding scheduled maintenance downtime, 365 days a year 24 hours a day.

*

* CONFIDENTIAL TREATMENT REQUESTED

For the TRX Data Center, system uptime is defined as including necessary components required to book a reservation or build a profile.

E.	RESX Support Desk Processing, Programming & Support:

•

P2, P3, & P4 - * of RESX Support Desk tickets will receive a substantive response within *. If the initial response does not include the resolution of the call, it will include a timetable for such resolution.

•	Any ticket that does not result in an SR and is not a request for custom development and is a not feature request, will be resolved within *.

•	* of RESX Support Site tickets not closed within * will be escalated to a Manager for review.

•	TRX will maintain an overall Unhandled Exception Error (UEE) threshold for RESX not to exceed * relative to the number of pages displayed.

•	TRX shall provide Services such that TRX’s request for Client reimbursement items shall not exceed * of all gross bookings.

•	In the event BCD’s RESX booking to ticket gap exceeds *, TRX will initiate an audit in an effort to determine contributing factors and make recommendations to BCD to close the gap.

F.	SLA Review

In the event of any disagreement between the two parties, as a result of an omission of language in this document to address unanticipated situations, BCD and TRX agree to negotiate in good faith to resolve such discrepancies and mutually agree on an amendment to this document to address such specific situations.

G.	On-site Support

•

TRX will travel to Client or Client’s customer site to assist with performance issues if the agency technology contact has worked directly with TRX and remote troubleshooting techniques have been exhausted.

•

TRX will provide on-site support within * to resolve site-specific issues not correctable by remote support. Once on-site, if the parties determine the problem is due to Client’s or Client’s customer’s hardware or LAN configuration and not with the TRX software itself, BCD will reimburse TRX for reasonable expenses associated with the trip. If the parties determine the problem is solely due to RESX functionality that is not performing as documented, TRX will be responsible for its own expenses *.

H.	Product Software Releases

•	TRX will notify BCD of beta test dates * prior to the start of beta test for new version and maintenance releases.

•	*

•	*

•	For material enhancements, TRX will host design review sessions to solicit input from BCD and validate requirement expectations.

•	For beta releases for each application, TRX will publish a testing process which will document the role of BCD staff in the process.

•

All leading browsers in the current market place will be supported. Software should be compatible at least * versions back from the most current on the market. The spec document detailing this, will be updated and posted on * within * of a production release.

I.	TRX Data Center Communication and Support

•	TRX will provide training materials and, if requested, training of BCD divisional coordinator staff prior to any new release so long as training is conducted via WebEx and written documentation.

•

TRX will provide technical support via conference call with BCD Customers to address issues surrounding specifications and connectivity at the request of BCD. A date for a call will be agreed upon and the call completed within * business days of when request is received. BCD personnel will be present on all TRX calls to BCD Customers regarding system uptime and performance.

J.	SLA Reporting

*

Reporting will include, but will not be limited to the following:

*

In addition, TRX agrees to continue to have monthly Solutions calls to discuss issues, concerns and other matters, as well as Quarterly Business Review (QBR), each in the same or similar manner that such calls have occurred prior to the date of this Agreement.

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT H

DISASTER RECOVERY PLAN